UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                 Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ALPINE INCOME PROPERTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act

ALPINE
INCOME PROPERTY TRUST

Alpine Income Property Trust, Inc.

1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114 April 7, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date: May 19, 2022

Time: 4:00 p.m. eastern time

Location: Online Meeting Only – No Physical Location

AGENDA:

1.	Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2023 annual meeting of stockholders;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022; and

3.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 22, 2022, are entitled to notice of, and to participate in and vote at, the 2022 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”).

We hope you will be able to participate in the Annual Meeting. However, whether or not you plan to participate live in the Annual Meeting, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to participate live in the Annual Meeting and to vote your shares during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Daytona Beach, Florida

April 7, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2022: Alpine Income Property Trust, Inc.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission are available at: https://materials.proxyvote.com/02083X.

ALPINE INCOME PROPERTY TRUST, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held: May 19, 2022

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board”) of Alpine Income Property Trust, Inc., a Maryland corporation (the “Company,” “we,” “our” and “us”), is soliciting proxies for use at the 2022 annual meeting of stockholders to be held on Thursday, May 19, 2022 at 4:00 p.m. eastern time (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held online in a “virtual only” format.

On or about April 7, 2022, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2021 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in this proxy statement. These matters include: (1) the election of six directors for one-year terms expiring at the 2023 annual meeting of stockholders; and (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting is March 22, 2022. The record date was established by the Board as required by the laws of the State of Maryland and the bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for stockholder vote at the Annual Meeting. Our charter and Bylaws do not provide for cumulative voting for the election of directors.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on March 22, 2022. At the close of business on March 22, 2022, there were 11,733,026 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter, or 5,866,514 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	By participating live in the Annual Meeting.

Even if you plan to participate live in the Annual Meeting, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder.

How do I vote if my shares are registered in my name?

Voting by telephone, over the Internet, or by mail: If you are a stockholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting while participating live in the meeting: If you plan to participate live in the Annual Meeting, and to vote your shares during the meeting, you should log on to www.virtualshareholdermeeting.com/PINE2022. To vote while participating live in the Annual Meeting, you will need to provide your sixteen-digit control number located on your notice, voter instruction form or email you may have received from the custodian of your shares containing the information in the Internet Availability Notice.

How do I vote if my shares are held in “street name”? Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” stockholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for stockholders whose banks or brokerage firms are participating in such programs, and may be delivered by a variety of means (including email), depending on your arrangement with the custodian of your shares.

Voting while participating live in the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to participate live in the Annual Meeting and to vote your shares during the meeting, you should log on to www.virtualshareholdermeeting.com/PINE2022. You will need to provide your sixteen-digit control number located on your notice, voter instruction form or email you may have received from the custodian of your shares containing the information in the Internet Availability Notice.

Who will count the votes?

Representatives of Broadridge Investor Communication Solutions will count the votes and will serve as the independent inspector of election.

Can I revoke my proxy or change my vote? If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at Alpine Income Property Trust, Inc., 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By participating live in the Annual Meeting and voting your shares during the meeting

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

How does the Board recommend that I vote? The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Description of Proposal	Recommendation

PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated six directors for election for one-year terms expiring at the 2023 annual meeting of stockholders.

PROPOSAL 2: Ratification of Independent Registered Public Accounting Firm for 2022	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022.

The Board is not aware of any other matters that may properly be brought before the meeting. If any other matters are properly presented at the Annual Meeting and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.

What happens if I return an unmarked proxy card? Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted to elect all six nominees as directors and to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022.

How many votes are needed to approve each of the proposals assuming a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors. The election of a director nominee must be approved by a plurality of the votes cast in the election of directors. Plurality voting simply means that the number of candidates getting the highest number of votes cast “for” their election at the Annual Meeting will be elected. Proxies marked “Withhold Authority” and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2022. A majority of the votes cast is required for the approval of the auditor ratification proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted on the auditor ratification proposal (Proposal 2) if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.

What does it mean if I receive more than one Internet Availability Notice? Some of our stockholders hold their shares in more than one account and may receive separate Internet Availability Notices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I need copies of the proxy materials? If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. When sending an email, please include your control number in the subject line. Unless requested you will not otherwise receive a paper or email copy of the meeting materials.

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition to solicitation by mail, our directors, officers, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and agents will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and these costs must be borne by the stockholder.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report are available at https://materials.proxyvote.com/02083X.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed in an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (the “SEC”) and made available on our website at www.alpinereit.com.

Implications of being an Emerging Growth Company. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to hold a “Say on Pay” vote, file a compensation discussion and analysis or make certain other disclosures relating to executive compensation, or comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, and (iv) December 31, 2024.

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified. In accordance with the provisions of the Bylaws and Maryland law, each member of the Board is elected annually.

All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

Five of the nominees for election as a director, Ms. Elias Wein and Messrs. Decker, Good, Richardson and Yarckin, are independent under all applicable criteria for independence set forth in the listing standards of the NYSE.

The following table sets forth summary information about each person nominated for election as a director:

Name	Age	Title	Director Since	Committee Memberships
Mr. John P. Albright	56	Director	2019	None
Mr. Mark O. Decker	46	Independent Director	2019	Audit Committee Nominating and Corporate Governance Committee
Ms. Rachel Elias Wein	43	Independent Director	2021	Audit Committee Compensation Committee
Mr. M. Carson Good	60	Independent Director	2019	Compensation Committee Nominating and Corporate Governance Committee (Chairman)
Mr. Andrew C. Richardson	55	Chairman of the Board	2019	Audit Committee (Chairman)
Mr. Jeffrey S. Yarckin	59	Independent Director	2019	Compensation Committee (Chairman) Nominating and Corporate Governance Committee

Director Qualifications

The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) believes that our directors should possess the following qualifications:

●	Education, background, skills and experience that provide knowledge of business, financial, governmental or legal matters relevant to our business or to our status as a publicly-traded company;

●	A high level of personal and professional ethics, integrity and values;

●	Reputation for exercising good business judgment;

●	Commitment to representing the long-term interests of our stockholders; and

●	Sufficient available time to be able to fulfill his or her responsibilities as a member of the Board and of any committees to which he or she may be appointed.

The Governance Committee endeavors to ensure the Board represents a broad range of experience, qualifications, skills and attributes and, as a whole, reflects an appropriate diversity of background, experience and perspectives. We believe that the nominees for election as a director have the qualifications necessary to ensure that we are taking appropriate steps to address the complex issues confronting us in a challenging business and economic environment. The nominees for election as a director have held leadership positions in business (and in particular the real estate, investment and financial services business sectors) and finance over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by the Board. Additionally, our directors have experience as board members of a diverse range of public and/or private companies.

Director Nominees

John P. Albright currently serves as our president and chief executive officer and a member of the Board and as president, chief executive officer and director of CTO Realty Growth, Inc. (“CTO”), the parent company of our external manager and owner of approximately 15.3% of our outstanding equity, including units of limited partnership interest in the Operating Partnership (as defined below). Mr. Albright has served as our president and chief executive officer and as a director since our formation in August 2019. He has served as a director of CTO since 2012 and chief executive officer since 2011. Prior to joining CTO, Mr. Albright was the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. We believe that Mr. Albright’s experience involving various aspects of investment, lending and development of commercial properties, as well as real estate investment banking, brings important and valuable skills to the Board.

Mark O. Decker, Jr. has served as one of our directors since November 2019. He is a member of the Audit and Governance Committees. Mr. Decker is currently the President, Chief Executive Officer and Chief Investment Officer and a member of the board of trustees of Centerspace, a NYSE-listed real estate investment trust (“REIT”) focused on the ownership, management, acquisition, development and redevelopment of apartment communities. He has served in this capacity since April 2017. From August 2016 to April 2017, he served as the President and Chief Investment Officer of Investors Real Estate Trust. From 2011 to 2016, Mr. Decker served as Managing Director and U.S. Group Head of Real Estate Investment and Corporate Banking at BMO Capital Markets, the North American-based investment banking subsidiary of the Canadian Bank of Montreal. We believe that Mr. Decker’s experience, including capital markets and strategic planning, familiarity with the various real estate markets in which the Company operates and extensive contacts through his years in real estate investment banking, brings important and valuable skills to the Board.

Rachel Elias Wein has served as one of our directors since February 2021. She is a member of the Audit Committee and the Compensation Committee of the Board (the “Compensation Committee”). Ms. Elias Wein is the Founder and Chief Executive Officer of WeinPlus, a strategy and management consultancy focused on the impact of consumer change on commercial real estate. In this capacity, Ms. Elias Wein serves as the principal strategic advisor to national retailers and institutional real estate organizations. She has held this position since January 2009. Prior to founding WeinPlus, Ms. Elias Wein served as a development executive with The Sembler Company, a multifaceted real estate development company, and senior associate with Ernst & Young’s Real Estate Advisory practice. We believe Ms. Elias Wein’s experience involving real estate and retail strategy, consumer change, and capital allocation brings important and valuable skills to the Board.

M. Carson Good has served as one of our directors since November 2019. He is chairman of the Governance Committee and a member of the Compensation Committee. Mr. Good is currently the President of Good Capital Group, a private real estate investment company that structures and provides capital to operators and makes direct investments in assets in Florida. He has served in this capacity since 1989. In addition, Mr. Good currently serves as Chairman of the Board of the Greater Orlando Airport Authority (GOAA), and has been a member of the GOAA board of directors since April 2019. From 2010 to 2019, Mr. Good also served as Managing Director and Florida Broker of Record for Jones Lang LaSalle, a Fortune 500 global real estate services company. We believe Mr. Good’s experience involving real estate operating, managing and financing, brings important and valuable skills to the Board.

Andrew C. Richardson has served as one of our directors since November 2019. He is chairman of the Board and chairman of the Audit Committee. Mr. Richardson is currently the CEO of RCM Living, an affiliated asset management platform of Raven & Company that is focused on multifamily rent-by-bed development and management. He has held this position since January 2021. Previously, from May 2018 to August 2019, Mr. Richardson was the Chief Operating Officer of Waypoint Real Estate Investments, a private real estate investment firm focused on the U.S. rental housing sector.

Mr. Richardson also served as the Chief Financial Officer and President of Land and Development of iStar, Inc., a NYSE-listed REIT, and as the Chief Financial Officer of Safehold Inc., a NYSE-listed ground lease REIT that is externally managed by iStar, from March 2018 to May 2019. Mr. Richardson also served as the Chief Financial Officer of The Howard Hughes Corporation, a NYSE-listed company that owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S., from 2011 to 2016 and as the Chief Financial Officer of NorthStar Realty Finance Corp., a NYSE-listed real estate finance company, from 2006 to 2011. We believe Mr. Richardson’s extensive public company experience in the real estate finance and land development sectors brings important and valuable skills to the Board.

Jeffrey S. Yarckin has served as one of our directors since November 2019. He is chairman of the Compensation Committee and a member of the Governance Committee. Mr. Yarckin is currently the President and Chief Operating Officer and a co-founder of TriGate Capital, LLC, a real estate private equity firm. He has served in this capacity since 2007. Previously, Mr. Yarckin served as Co-President and Chief Executive Officer of ORIX Capital Markets, LLC, the proprietary trading, investment and asset management arm of ORIX USA Corporation, from 2004 to 2007 and prior to that was a founding partner of the Lone Star Funds. We believe Mr. Yarckin’s experience in real estate investing, as well as his real estate private equity experience and relationships within the real estate industry, brings important and valuable skills to the Board.

There are no family relationships among our directors or executive officers.

Based upon the recommendation of the Governance Committee, John P. Albright, Mark O. Decker, Jr., Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Jeffrey S. Yarckin have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at the 2023 annual meeting of stockholders.

All of the Board’s nominees for election as directors are currently directors and have been re-nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

Our Board of Directors recommends a vote “FOR” the election of John P. Albright, Mark O. Decker, Jr., Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Jeffrey S. Yarckin as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our president and chief executive officer to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Mr. Richardson, an independent director, currently serves as the Chairman of the Board.

No Staggered Board

All of our directors are elected annually.

Board Composition and Diversity

The Board recognizes the value of nominating for election to the Board individuals who bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and decision-making processes. An overriding principle is that all nominations to the Board should be based upon merit and suitability of the candidate. Subject to this overriding principle, the Board recognizes the need to consider director candidates from different backgrounds, including, but not limited to, geography, race, ethnicity and gender.

The Governance Committee regularly assesses the size and composition of the Board to help ensure that the Board functions in an effective manner given the size, diversity and complexity of our business and the markets in which we operate. The Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The Governance Committee engages in discussions of potential additions to the Board on an ongoing basis. In seeking to maintain an engaged, independent board possessing broad experience and judgment and committed to representing the long-term interests of our stockholders, the Governance Committee takes into account the various factors described above in the section of this proxy statement captioned “ELECTION OF DIRECTORS—Director Qualifications”.

Director Independence

The Board has determined that five of our current directors are independent. In determining director independence, the Board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Meetings Held during 2021

During the fiscal year ended December 31, 2021, the Board held four regularly-scheduled meetings, one in person and three via video conference, plus four additional video conference meetings and one audio conference meeting. All of the then-current members of the Board attended more than 75% of all of the meetings of the Board and all committees on which they served during 2021. The Board also acts by unanimous written consent in appropriate circumstances.

Executive Sessions

The Board meets in executive session at least quarterly without management present. Each executive session is led by the Chairman of the Board or in his absence by the most senior independent director in attendance (based on length of service on the board).

The Audit Committee also meets in executive session at least quarterly, without management present, with representatives of our independent registered public accounting firm.

Annual Meeting Attendance Policy

As set forth in our corporate governance guidelines, it is the policy of the Board that all directors shall endeavor to attend all annual meetings of stockholders of the Company, absent unanticipated personal or professional obligations that preclude them from doing so. All of our six directors then in office attended our last annual meeting of stockholders, which was held on June 23, 2021.

Committees Established by the Board

The Board has standing Audit, Compensation and Governance Committees, each of which is composed exclusively of independent directors, as defined by the listing standards of the NYSE.

Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 under the Exchange Act, non-employee directors.

Audit Committee

The Audit Committee is comprised of Ms. Elias Wein and Messrs. Richardson (Chairman) and Decker. All of the members of the Audit Committee meet the independence criteria and have the qualifications set forth in the listing standards of the NYSE and Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that Mr. Richardson qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K, and that at least one of the members of the Audit Committee has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. Item 407(d)(5) of Regulation S-K provides that the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

The Audit Committee assists the Board in overseeing:

●	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

●	our compliance with legal and regulatory requirements and ethical behavior;

●	the independent auditor’s qualifications and independence;

●	the performance of our internal audit function and independent auditor; and

●	the preparation of Audit Committee reports.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

In 2021, the Audit Committee held four regularly-scheduled meetings, one in person and three via video conference.

Compensation Committee

The Compensation Committee is comprised of Ms. Elias Wein and Messrs. Yarckin (Chairman) and Good, each of whom is an independent director. The principal functions of the Compensation Committee are to:

●	oversee any equity-based remuneration plans and programs;

●	determine from time to time the remuneration for our non-executive directors; and

●	prepare Compensation Committee reports.

In 2021, the Compensation Committee held one regularly-scheduled meeting, which was held via video conference.

Governance Committee

The Governance Committee is comprised of Messrs. Good (Chairman), Decker and Yarckin, each of whom is an independent director.

The Governance Committee is responsible for:

●	providing counsel to the Board with respect to the organization, function and composition of the Board and its committees;

●	overseeing the self-evaluation of the Board as a whole and of the individual directors and the Board’s evaluation of management and report thereon to the Board;

●	periodically reviewing and, if appropriate, recommending to the Board changes to, our corporate governance policies and procedures;

●	identifying and recommending to the Board potential director candidates for nomination; and

●	recommending to the full Board the appointment of each of our executive officers.

In recommending potential director candidates for nomination to the Board, the Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to us. The charter of the Governance Committee also identifies diversity as one factor which the Governance Committee may consider when nominating a candidate for election to the Board. Diversity includes not only factors such as gender, race and age, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals.

The Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by stockholders and generally shall guide the process of recruiting new directors. The Governance Committee may employ professional search firms or consultants to assist us in identifying potential members of the Board with the desired skills and disciplines. Nominations made by stockholders should be made in accordance with the procedures set forth below in this section under “Stockholder Nominations for the Board.” Candidates proposed by stockholders will be considered using the same criteria and in the same manner as all other candidates are considered.

In 2021, the Governance Committee held one regularly-scheduled meeting and one additional meeting, which were held via video conference.

Committee Charters

Our Audit, Compensation and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests copies.

The Board’s Role in Risk Oversight

The Board plays an active role in overseeing management of our risks. The committees of the Board assist the full Board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee focuses on oversight of financial risks relating to us, the Compensation Committee focuses primarily on risks relating to our equity compensation plans and arrangements, and the Governance Committee focuses on reputational and corporate governance risks relating to our company, including the independence of the members of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of the Board supports effective risk management and oversight.

Stockholder Nominations for the Board

Stockholder nominations for election to the Board should be sent to the attention of our corporate secretary at the address appearing on the notice accompanying this proxy statement, describing the candidate’s qualifications and accompanied by the candidate’s written statement of willingness and affirmative desire to serve in a manner representing the interest of all stockholders. Stockholders may also make nominations directly by following the procedure specified in the Bylaws.

Candidates proposed by stockholders will be considered using the same criteria and in the same manner utilized by the Governance Committee in considering all candidates for election to the Board as described above in this section under “Governance Committee.”

Communications with the Board

We provide the opportunity for interested parties, including stockholders, to communicate with members of the Board. Interested parties may communicate with our Chairman, the other independent Board members or the chair of any of the committees of the Board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@AlpineREIT.com. Communications sent by regular mail should be sent to the attention of the Chairman of the Board, the independent directors, the Audit Committee chair, the Compensation Committee chair or the Governance Committee chair, as the case may be, in each instance in care of our corporate secretary at our headquarters at 1140 N. Williamson Blvd., Suite 140, Daytona Beach, FL 32114.

Our corporate secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. This officer will forward all appropriate communications received, or a summary of such communications, to the appropriate Board member(s). However, we reserve the right to disregard any communication that our corporate secretary determines is unduly hostile, threatening, or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. This officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

DIRECTOR COMPENSATION FOR 2021

In 2019, the Board adopted a non-employee director compensation policy pursuant to which (i) each non-employee director receives an annual retainer of $50,000 and (ii) the Chairman of the Board receives an additional annual retainer of $15,000, both of which retainer amounts are payable quarterly in arrears, in either cash or shares of Company common stock, as elected by each non-employee director at the commencement of each fiscal year. In addition, we reimburse each of our non-employee directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. Directors who are officers or employees of our external manager or CTO will not receive compensation for serving on the Board.

The table below summarizes the compensation information for our directors for the fiscal year ended December 31, 2021. Mr. Albright, our president and chief executive officer, is not included in this table as he receives no compensation for his services as a director.

	Fees Earned or Paid in Cash(1) ($)	All Other Compensation(2)	Total ($)
Mark O. Decker, Jr.	$49,944	$0	$49,944
Rachel Elias Wein	$44,394	$0	$44,394
M. Carson Good	$49,944	$0	$49,944
Andrew C. Richardson	$64,964	$0	$64,964
Jeffrey S. Yarckin	$49,944	$0	$49,944

(1)

For 2021, Ms. Elias Wein and Messrs. Decker, Good, Richardson and Yarckin elected to receive their annual retainer payment in common stock of the Company, which resulted in such directors being awarded the following share amounts in lieu of cash: Ms. Elias Wein, 2,394; Mr. Decker: 2,710; Mr. Good: 2,710; Mr. Richardson: 3,525; Mr. Yarckin: 2,710. The number of shares awarded was calculated by dividing (i) the amount of the quarterly retainer payment due to such director by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole number of shares.

(2)

We pay or reimburse directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation.

CORPORATE GOVERNANCE PROFILE

General

We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

●	the Board is not staggered, with each of our directors subject to re-election annually;

●	five of the six persons who serve on the Board, or 83% of our directors, are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

●	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

●	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law (the “MGCL”); and

●	we do not have a stockholder rights plan.

A copy of our corporate governance guidelines may be found on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests a copy.

Code of Business Conduct and Ethics

The Board has established a code of business conduct and ethics that applies to our directors and executive officers and the employees and officers of our external manager. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or executive officers may be made only by the Board or one of the Board committees and will be promptly disclosed as required by law or stock exchange regulations. A copy of our code of business conduct and ethics may be found on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests a copy.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, no director, officer or employee of us, the Manager or CTO, or any designee of such person, is permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities that have been granted to such person by us as part of his or her compensation or that are directly or indirectly held by such person. In addition, no director, officer or employee of us, the Manager or CTO, or any designee of such person, is permitted to purchase on margin, borrow against on margin or pledge as collateral for a loan any of our securities that have been granted to such person by us as part of his or her compensation or that are directly or indirectly held by such person.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis our senior executives, representatives from our core business and the CTO personnel that our external manager provides to us involved in the preparation of our financial statements to discuss any issues or matters of which the committee members are aware that should be considered for disclosure in our public SEC filings and review our draft periodic SEC reports prior to filing. The Disclosure Committee reports to our president and chief executive officer and, as appropriate, to the Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures.

Stockholder Outreach and Communication; Stockholder Responsiveness

On a regular basis throughout the year, our management engages in communications with our significant investors to ensure that management and the Board understand and consider the issues that are important to our stockholders. We regularly discuss with our investors matters relating to our business, strategic plans and financial results.

We plan to continue these types of discussions with our stockholders on a wide range of matters, as they provide valuable feedback and enable us to address stockholder concerns and interests in designing and implementing our programs and practices.

No Poison Pill

We do not currently have a stockholder rights plan, commonly known as a “poison pill,” in effect.

Director Stock Ownership Guidelines

To further align the interests of our directors with stockholders, the Board has adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock equal in value to five times the non-employee directors’ annual cash retainer (i.e., $250,000). New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Investor Relations section of our website (www.alpinereit.com).

Stockholder Ability to Amend Bylaws

In July 2021, the Board approved an amendment and restatement of our bylaws to allow our stockholders to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter. Prior to this change, as permitted under Maryland law, our stockholders did not have the right to amend our bylaws. The Board’s decision to adopt this change to our bylaws was the result of extensive consideration and discussions that took into account many factors, including our commitment to strong corporate governance practices.

Environmental, Social and Governance (“ESG”) Achievements and Initiatives

We are externally managed by Alpine Income Property Manager, LLC (the “Manager”), a wholly owned subsidiary of CTO. As an externally managed company, our day-to-day operations are managed by our Manager and our executive officers under the oversight of the Board. All of our executive officers are executive officers and employees of CTO, and one of our officers (John P. Albright) is also a member of CTO’s board of directors. Accordingly, many of the corporate responsibility initiatives undertaken by CTO impact our business and the commercial decisions made on our behalf by employees of CTO.

CTO is dedicated to responsible environmental, social and community stewardship as an essential part of its mission to build a successful business and to shape the communities it serves. Below are some highlights of CTO’s commitment to ESG principles.

Environmental

CTO is committed to maintaining an environmentally conscious culture, the utilization of environmentally friendly and renewable products, and the promotion of sustainable business practices. CTO has a long history of partnering with other community members, including state and national governmental entities, to preserve and enhance the local environment. Some of CTO’s most notable actions are the following:

●	In 1997, CTO conveyed over 11,000 acres of its undeveloped land near Daytona Beach to the State of Florida to significantly enlarge the neighboring Tiger Bay State Forest.

●

In 2018, CTO entered into a transaction that led to the formation of a conservation mitigation bank on approximately 2,492 acres of its land; as a result, the land is permanently barred from development.

●	In 2018, CTO completed development of two beachfront restaurants in Daytona Beach, which included special lighting and other features to accommodate and enhance nesting of sea turtles.

●

In 2019, CTO partnered with Derbyshire Place, a community center in Daytona Beach, to raise funds for and break ground on Derbyshire Place Community Garden, with the goal of bringing fresh fruit and vegetables, as well as hands-on learning opportunities for local residents, to an urban area in Dayton Beach considered a “food desert.”

●	In 2020, CTO completed a project working with the U.S. Environmental Protection Agency in restoring wetlands on certain land in Daytona Beach formerly owned by CTO.

Activities at CTO’s Headquarters

CTO’s commitment to sustainability is further demonstrated by how CTO manages day-to-day activities in its corporate offices. The buildout of CTO’s Daytona Beach office space, completed in 2017, included LED lighting, an automatic lighting control system, and a building management system that monitors and controls energy use. The buildout of CTO’s new headquarters office space in Winter Park, Florida (currently in the design phase) will likewise include design features and systems that will maximize energy efficiency. In addition, over the last year, CTO accomplished the following:

●	Increased the use of environmentally-friendly cleaning products and soaps throughout CTO’s offices;

●	Broadened the use of recycled and sustainable forestry products, including paper and kitchen products;

●	Recycled over 500 pounds of computer and electronic equipment and all exhausted toner and ink cartridges;

●

Continued to utilize a digital board book application for meetings of the Board and of CTO’s board of directors, allowing paperless administration of board of directors and board committee meetings; and

●	Further reduced the use of plastic water bottles through the use of a filtered water dispenser.

Activities at our Portfolio

Many of our tenants demonstrate have strong sustainability programs and initiatives embedded into their corporate culture and business practices. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities. When requested, we work with tenants to promote environmental responsibility and energy efficient facilities, including facilitating the application by our tenants to receive Energy Star property ratings or LEED green building certifications.

Social

CTO considers good corporate governance to include being a good corporate citizen. CTO believes that it is its responsibility to give back and that CTO’s ability to recruit and retain top talent, to be welcomed in the communities that CTO serves, and to withstand whatever challenges inevitably come its way depend on having established itself as being understanding of and responsive to the core values of the places in which it operates. CTO and its employees support numerous and diverse community outreach programs, supporting environmental, artistic, civil and social organizations in the community. In addition, CTO matches certain charitable contributions made by its employees and directors.

Talent Acquisition, Development and Retention

CTO strives to attract and retain the best and brightest employees. CTO wants to enhance its team members’ lives in and out of the office as they progress and grow with CTO. By engaging with its employees and investing in their careers through training and development, CTO is seeking to build a talent pool capable of executing our business strategies, as well as those of CTO.

Diversity

CTO is dedicated to an inclusive and supportive office environment filled with diverse backgrounds and perspectives. CTO is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, or national origin, age, disability, military or veteran status, genetic information, or other statuses protected by applicable federal, state, and local law. As of December 31, 2021, women represented 42% of CTO’s fulltime workforce. CTO believes that its success over the long run has been the result of the diverse backgrounds and perspectives of CTO’s employees and directors.

Employee Wellness and Benefits

CTO has a demonstrated commitment to the financial, mental and physical wellness of its employees. CTO’s benefits package is designed to address the changing needs of CTO’s employees and their dependents. CTO’s benefits package includes:

●	Company-paid medical, dental and life insurance;

●	Long-term disability insurance;

●	Short-term disability insurance;

●	Supplemental life insurance;

●	Competitive vacation policy based on level and years of service including paid holidays, sick days and parental leave;

●	Company-sponsored 401(k) plan with employer matching contributions;

●	Long-term incentive plan, which includes incentive equity awards to all employees with tenure over 1 year; and

●	Charitable contribution matching program referenced above.

Governance

For a detailed description of our corporate governance policies, please see the description elsewhere in this “Corporate Governance Profile” section.

EXECUTIVE OFFICERS

General

We are externally managed by the Manager, a wholly owned subsidiary of CTO, which owns approximately 15.3% of our outstanding equity, including units of limited partnership interest in the Operating Partnership. All of our executive officers are executive officers and employees of CTO and one of our officers (John P. Albright) is also a member of CTO’s board of directors. The executive offices of the Manager are located at 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114, and the telephone number of the Manager’s executive offices is (386) 274-2202.

Executive Officers and Key Personnel of The Manager

The following table sets forth certain information with respect to each of our current executive officers:

Executive Officer	Age	Position	Position held with CTO
John P. Albright	56	President and Chief Executive Officer	President and Chief Executive Officer
Steven R. Greathouse	44	Senior Vice President and Chief Investment Officer	Senior Vice President and Chief Investment Officer
Matthew M. Partridge	38	Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President, Chief Financial Officer and Treasurer
Daniel E. Smith	56	Senior Vice President, General Counsel and Corporate Secretary	Senior Vice President, General Counsel and Corporate Secretary

Biographical Information

Information for John P. Albright, member of the Board and our president and chief executive officer, is contained above under the heading “ELECTION OF DIRECTORS.” Information is set forth below with regard to our other executive officers. We have determined we have four executive officers who served during 2021. All of our officers serve at the pleasure of the Board and are customarily appointed as officers by the Board on an annual basis.

Steven R. Greathouse has served as our Senior Vice President and Chief Investment Officer since February 2021, and served as our Senior Vice President, Investments from our formation in August 2019 to February 2021. Mr. Greathouse has been an employee of CTO since January 2012, most recently serving as Senior Vice President and Chief Investment Officer since February 2021, and prior to that as Senior Vice President, Investments from January 2015 to February 2021, and prior to that as Director of Investments. Prior to his employment with CTO, Mr. Greathouse served as the Director of Finance at N3 Real Estate, a single-tenant triple net property developer. Prior to that, he was a Senior Associate, Merchant Banking-Investment Management for Morgan Stanley and Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas.

Matthew M. Partridge has served as our Senior Vice President, Chief Financial Officer and Treasurer since October 2020. Mr. Partridge has served as Senior Vice President, Chief Financial Officer and Treasurer of CTO since October 2020. Mr. Partridge previously served as Chief Operating Officer and Chief Financial Officer of Hutton, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee, from August 2017 through September 2020. Prior to Hutton, Mr. Partridge served as Executive Vice President, Chief Financial Officer and Secretary of Agree Realty Corporation, a NYSE-traded net lease REIT, from January 2016 to August 2017, and, before joining Agree, he served as Vice President of Finance for Pebblebrook Hotel Trust, a NYSE-traded lodging REIT, from January 2010 to January 2016. Mr. Partridge received his MBA from Xavier University and a BBA in finance from Eastern Michigan University in August 2012 and April 2007, respectively.

Daniel E. Smith has served as our Senior Vice President, General Counsel and Corporate Secretary since our formation in August 2019. Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary of CTO since October 2014. Mr. Smith most recently served as Vice President-Hospitality and Vice President and Associate General Counsel at Goldman Sachs & Co. Prior to that, he spent ten years at Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas, where he held several positions in the legal department, most recently Senior Vice President and General Counsel.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2021:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2021, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

(3) The Audit Committee received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee also has appointed, and intends to request stockholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Submitted by the Audit Committee:

Andrew C. Richardson (Chair)

Mark O. Decker, Jr.

Rachel Elias Wein

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate the same by reference.

EXECUTIVE COMPENSATION

Overview

We are externally managed by the Manager pursuant to our management agreement with the Manager (the “Management Agreement”). The Management Agreement provides that the Manager is responsible for managing our affairs. We do not have any employees. Accordingly, our president and chief executive officer and each of our other executive officers, each of whom is an executive officer of CTO, do not receive cash compensation from us for serving as our executive officers. Instead, we pay the Manager a base management fee equal to 0.375% per quarter of “total equity” (as such term is defined in the Management Agreement and based on a 1.5% annual rate), calculated and payable in cash, quarterly in arrears. The Manager also has the ability to earn incentive fees based on our total stockholder return exceeding an 8% cumulative annual hurdle rate subject to a high-water mark price. For further details regarding the payments to the Manager, see “Certain Relationships and Related Person Transactions.”

For the fiscal year ended December 31, 2021, the fees we incurred under the Management Agreement totaled approximately $3,185,050 in base management fees, and we incurred no incentive fees.

The Manager is not entitled to be reimbursed for wages, salaries and benefits of CTO’s officers and employees provided to the Company through the Manager. The Manager or CTO is solely responsible for all compensation costs and expenses related to the officers and employees of CTO or the Manager that may perform services for the Company, and the Company has no liability or responsibility therefor.

Executive Compensation Paid by the Manager and its Affiliates

As employees of CTO, our president and chief executive officer and each of our other executive officers are compensated under compensation arrangements made with CTO. You may find information about CTO’s compensation program in its definitive proxy statement relating to its 2022 annual meeting of stockholders, which we expect will be filed with the SEC prior to May 2, 2022. Once filed, the definitive proxy statement for CTO’s 2022 annual meeting of stockholders will be able to be found on the SEC’s website at www.sec.gov and on CTO’s website at www.ctoreit.com.

Equity Compensation

The Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of the Manager and personnel of the Manager and its affiliates who support the Manager in providing services to us under the Management Agreement with those of our stockholders, by allowing the Manager and personnel of the Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards would generally be subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our company.

These awards further provide flexibility to us in our ability to enable the Manager and its affiliates who support the Manager to attract, motivate and retain talented individuals. Prior to the completion of the Company’s initial public offering (the “IPO”) on November 26, 2019, we adopted the Alpine Income Property Trust, Inc. 2019 Individual Equity Incentive Plan (the “Individual Equity Incentive Plan”) and the Alpine Income Property Trust, Inc. 2019 Manager Incentive Plan (the “Manager Equity Incentive Plan” and, together with the Individual Equity Incentive Plan, the “Equity Plans”), which provide for grants of stock options, stock appreciation rights, stock awards, restricted stock units, cash awards, dividend equivalent rights, other equity-based awards, including long-term incentive plan units, and incentive awards. The Individual Equity Incentive Plan is intended to provide a means through which our directors, officers, employees, consultants and advisors of us and our affiliates, as well as employees of the Manager and its affiliates who are providing services to us and our affiliates, can acquire and maintain an equity interest in us or be paid incentive compensation. Shares of common stock issued to our independent directors in lieu of receiving cash for their annual director fees are issued under the Individual Equity Incentive Plan. The Manager Equity Incentive Plan is intended to provide a means through which the Manager and its affiliates can acquire and maintain an equity interest in us, thereby strengthening their commitment to the welfare of our company and aligning their interests with those of our stockholders.

The Board has delegated its administrative responsibilities under the Equity Plans to the Compensation Committee. The Compensation Committee has broad discretion to administer the Equity Plans, including the power to determine the eligible persons to whom awards are granted, the number and type of awards to be granted and the terms and conditions of awards. The Compensation Committee may also condition the vesting, settlement or exercise of an award on achievement of one or more performance goals, accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the Equity Plans.

The Compensation Committee did not grant any awards to the Manager or any of its employees pursuant to the Equity Plans in 2021. The Compensation Committee has not adopted a formal equity incentive compensation program for 2022, and, to the extent the Compensation Committee determines to make grants during 2022, we expect that goals, business objectives and measures of our performance will be considered by the Compensation Committee, in consultation with the Manager and executive officers in determining whether to make, and the amount of any, such grants.

The following table provides information regarding the Equity Plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	-	-	646,604
Equity compensation plans not approved by security holders(2)	-	-	-
Total	-	-	646,604

(1)

The number of securities remaining available for future issuance consists of an aggregate of 646,604 shares issuable under the Equity Plans. Awards under the Equity Plans may include stock options, stock appreciation rights, stock awards, restricted stock units, cash awards, dividend equivalent rights, other equity-based awards, including long-term incentive plan units, and incentive awards.

(2)	All of our equity compensation plans have been approved by security holders.

INDEMNIFICATION

We have entered into customary indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the director or executive officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf and in which the indemnitee is determined in a final adjudication to be liable to us. The indemnitee will not be entitled to indemnification if it is established that one of certain prohibitions on indemnification under Maryland law exists.

In addition, each indemnification agreement requires us to advance expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided that the statement evidences the expenses and is accompanied by:

●	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

●	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of us.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law. We have obtained a policy of insurance under which our directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and executive officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or executive officers, including certain liabilities under the Securities Act. Additionally, the indemnification agreements we have entered into with each of our directors and executive officers require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity in connection with a change in control transaction.

ACCOUNTING FEES AND SERVICES

Fees paid to Grant Thornton, our independent registered public accounting firm pertaining to the fiscal year ended December 31, 2021, were as follows:

Audit Fees: The aggregate fees incurred for professional services rendered by Grant Thornton in connection with its audit of our consolidated financial statements with respect to the fiscal year ended December 31, 2021, and its limited reviews of our unaudited consolidated interim financial statements for such fiscal year, were approximately $354,855.

Audit-Related Fees: The aggregate fees incurred during the fiscal year ended December 31, 2021 for professional services rendered by Grant Thornton for audit-related services were $262,500. Audit-related fees include fees related to property acquisitions and equity offerings during 2021.

Tax Fees: The aggregate fees incurred during the fiscal year ended December 31, 2021 for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning were $151,029.

All Other Fees: The aggregate fees incurred during the fiscal year ended December 31, 2021 for other services rendered by Grant Thornton were $0.

The Audit Committee is responsible for retaining and terminating our independent registered public accounting firm and for approving the performance of any non-audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full Board.

The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit services, with the independent registered public accounting firm. The Audit Committee charter and our Audit Committee pre-approval policy requires our Audit Committee to pre-approve all auditing services performed for us by our independent auditors as well as all permissible non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. Our Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to the full Audit Committee at its next scheduled meeting. During fiscal 2021, the Audit Committee approved all audit engagement fees and terms with Grant Thornton, as well as all significant non-audit services performed by Grant Thornton.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us as of March 22, 2022 (except as otherwise indicated) with respect to any common stock owned by our directors, executive officers who served during 2021, and any individual or group of stockholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock. We have no options or similar securities outstanding that are currently exercisable or exercisable within 60 days of the date of this proxy statement.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)

NAME	Restricted Stock(2)	Other Shares Beneficially Owned		Percent of Class(3)
John P. Albright	-	2,944		*
Mark O. Decker, Jr.	667	11,727		*
Rachel Elias Wein	-	2,394		*
M. Carson Good	667	7,727		*
Steven R. Greathouse	-	7,256		*
Matthew M. Partridge	-	1,658		*
Andrew C. Richardson	667	9,647		*
Daniel E. Smith	-	5,300	(4)	*
Jeffrey S. Yarckin	667	7,727		*
Directors and executive officers as a group (10 persons)	2,668	56,380	(5)	*
5% Stockholders:
CTO(6)	-	2,051,206		15.3%
DePrince, Race & Zollo, Inc.(7)	-	744,250		6.4%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents the unvested portion of restricted stock grants to the Company’s initial independent directors upon completion of the IPO in November 2019. Each of the directors has the right to direct the voting of these shares of restricted stock and to receive dividends with respect thereto.

(3)	Based on 11,734,026 shares of common stock issued and outstanding as of March 22, 2022, except with respect to CTO as set forth in note 6 below.
(4)	Includes 2,500 shares over which Mr. Smith shares voting and investment power with his spouse.
(5)	Includes 2,500 shares over which directors and executive officers share voting and investment power with others.
(6)

Includes 1,223,854 OP Units (hereinafter defined), which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, beginning one year after the issuance of such units. CTO’s percentage ownership reflected above assumes redemption of all of CTO’s OP Units for shares of our common stock. Excluding the OP Units, CTO’s percentage ownership is 7.1%.

(7)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022, DePrince, Race & Zollo, Inc. (“DPZ”) has sole power to vote or direct the vote of 744,250 shares of our common stock and sole power to dispose or direct the disposition of 744,250 shares of our common stock. The business address for DPZ is 250 Park Avenue South, Suite 250, Winter Park, Florida 32789.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

The Board has adopted a written statement of policy establishing guidelines with respect to the review, approval and ratification of related party transactions. The policy applies to any transaction in which we are a participant, any “related party” has a direct or indirect interest and the amount involved exceeds $120,000. A “related party” includes:

●

any person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if they do not currently serve in that role) an executive officer, director or nominee for election as a director of the Company;

●	any greater than 5% beneficial owner of the Company’s common stock;

●	any immediate family member of any of the foregoing persons; and

●

other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

In connection with the IPO, we entered into certain transactions with CTO, which are described below.

Formation Transactions

On November 26, 2019, the Company purchased from CTO 20 single-tenant net lease income properties, including 15 properties purchased for approximately $125.9 million in cash and five properties which CTO contributed to our operating partnership, Alpine Income Property OP, LP, a Delaware limited partnership (the “Operating Partnership”) in exchange for 1,223,854 common units of limited partnership interest (“OP Units”) in the Operating Partnership. The OP Units are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, beginning one year after the issuance of such units. The value of these OP Units, based on the IPO price of $19.00 per share, was approximately $23.3 million.

On November 26, 2019, CTO also invested an aggregate of $15.5 million in the Company through (i) a direct investment of $8 million in shares issued as part of the IPO and (ii) the purchase of $7.5 million in Company shares through the Concurrent CTO Private Placement.

Management Agreement

On November 26, 2019, the Company and the Operating Partnership entered into the Management Agreement with the Manager. Pursuant to the terms of the Management Agreement, the Manager manages, operates and administers our day-to-day operations, business and affairs, subject to the direction and supervision of the Board and in accordance with the investment guidelines approved and monitored by the Board. The initial term of the Management Agreement will expire on November 26, 2024 and will automatically renew for an unlimited number of successive one-year periods thereafter, unless the Management Agreement is not renewed or is terminated in accordance with its terms. Under the Management Agreement, the Manager is entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by the Manager.

Pursuant to the terms of the Management Agreement, we pay the Manager a base management fee equal to 0.375% per quarter of “total equity” (as defined in the Management Agreement and based on a 1.5% annual rate), and, if earned, certain annual incentive fees. We are also required to reimburse the Manager for certain expenses described in the Management Agreement, if incurred by the Manager. So long as the Management Agreement remains in effect, we are required to continue to make quarterly payments of the base management fee and, if applicable, annual incentive fee payments to the Manager and to reimburse the Manager for certain expenses. See Note 15 to our consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 10, 2022 for additional details.

For the fiscal year ended December 31, 2021, we incurred an aggregate of approximately $3,185,050 of base management fees payable to the Manager pursuant to the Management Agreement. To date, the Manager has not earned any incentive fees. Pursuant to the Management Agreement, we reimbursed the Manager for an aggregate of approximately $72,050 of expenses incurred on our behalf by the Manager during the fiscal year ended December 31, 2021.

Exclusivity and ROFO Agreement

On November 26, 2019, we entered into an exclusivity and right of first offer agreement (the “Exclusivity and ROFO Agreement”) with CTO. The term of the Exclusivity and ROFO Agreement commenced on the date of the closing of the IPO and will continue for so long as the Management Agreement is in effect. During the term of the Exclusivity and ROFO Agreement, CTO will not, and will cause each of its affiliates (which for purposes of the Exclusivity and ROFO Agreement does not include us and our subsidiaries) not to, acquire, directly or indirectly, a single-tenant, net leased property, unless:

●

CTO has notified us of the opportunity by delivering a written notice (which may be made by email) containing a description of the opportunity and the terms of the opportunity to the chair of the Governance Committee (or any successor committee performing one or more of the functions of such committee), and we have affirmatively rejected the opportunity in writing (which may be made by email), or we have failed to notify CTO in writing (which may be made by email) within ten business days after receipt of CTO’s notice that we intend to pursue the opportunity; or

●

the opportunity involves the direct or indirect acquisition of (i) an entity that owns a portfolio of commercial income properties that includes, among others, single-tenant, net leased properties, or (ii) a portfolio of commercial income properties that includes, among others, single-tenant, net leased properties, in either case, where not more than 30% of the value of such portfolio, as reasonably determined by CTO, in consultation with our independent directors, consists of single-tenant, net leased properties.

The terms of the Exclusivity and ROFO Agreement do not restrict CTO or any of its affiliates from providing financing for a third party’s acquisition of single-tenant, net leased properties or from developing and owning any single-tenant, net leased property.

For purposes of the Exclusivity and ROFO Agreement, “single-tenant, net leased property” means a property that is net leased, on a triple-net or double-net basis, to a single tenant or, if such property is net leased to more than one tenant, 95% or more of the rental revenue derived from the ownership and leasing of such property is attributable to a single tenant.

Pursuant to the Exclusivity and ROFO Agreement, CTO has agreed that neither CTO nor any of its affiliates (which for purposes of the Exclusivity and ROFO Agreement will not include us and our subsidiaries) will enter into any agreement with any third party for the purchase and/or sale of any single-tenant, net leased property that:

●	was owned by CTO or any of its affiliates as of the closing date of the IPO; and

●	is owned by CTO or any of its affiliates after the closing date of the IPO,

without first offering us the right to purchase such property.

On April 23, 2021, we completed the acquisition of one net leased property located in North Richland Hills, Texas (the “Single Property”) from a subsidiary of CTO for a cash purchase price of $11.5 million. The acquisition was funded utilizing a draw on our revolving credit facility.

On June 30, 2021, we completed the acquisition of an additional six net leased properties (the “CMBS Portfolio”) from certain subsidiaries of CTO (the “Sellers”) for an aggregate purchase price of $44.5 million. Pursuant to the purchase and sale agreement, made as of April 2, 2021, and as amended on April 20, 2021, among the Operating Partnership and the Sellers, the Operating Partnership and the Sellers entered into an assignment and assumption of a certain loan agreement dated September 30, 2014. The outstanding principal balance of the loan assumed at the time of acquisition totaled $30.0 million, and the loan bears a fixed interest rate of 4.33%. The loan matures in October 2034 and is prepayable without penalty beginning in October 2024. The acquisition of the CMBS Portfolio was funded utilizing available cash, net of the $30.0 million loan assumed.

The consideration of $11.5 million and $44.5 million for the purchase price of the Single Property and the CMBS Portfolio, respectively, was determined based on third-party offers received by CTO. Our acquisitions of the Single Property and the CMBS Portfolio are the result of us exercising our right to purchase these properties under the Exclusivity and ROFO Agreement.

Registration Rights Agreement

On November 26, 2019, we entered into a registration rights agreement (the “Registration Rights Agreement”) with CTO, pursuant to which we agreed to register the resale of the 394,737 shares of our common stock (the “Private Placement Shares”) that we sold to CTO in the Concurrent CTO Private Placement and any additional shares of our common stock issued to CTO in respect of the Private Placement Shares (collectively, the “Registrable Shares”). The Registration Rights Agreement requires us to file a “shelf registration statement” to register the resale of the Registrable Shares as soon as practicable after we become eligible to use a registration statement on Form S-3 for the registration of securities, and we must maintain the effectiveness of such shelf registration statement until all the Registrable Shares have been sold under the shelf registration statement or become eligible for sale, without restriction, pursuant to Rule 144 under the Securities Act.

In addition, pursuant to the terms of the Partnership Agreement (as defined below), following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in the Partnership Agreement, we must file a shelf registration statement covering the issuance or resale of shares of our common stock issuable to the holders of OP Units, including CTO and certain affiliates of CTO, upon redemption of their OP Units.

Amended and Restated Agreement of Limited Partnership

Alpine Income Property GP, LLC, a Delaware limited liability company and our wholly owned subsidiary, as sole general partner of the Operating Partnership (the “General Partner”), entered into an amended and restated agreement of limited partnership (the “Partnership Agreement”), effective November 26, 2019. The Operating Partnership is structured to make distributions with respect to OP

Units that will be equivalent to the distributions made to our common stockholders. The Partnership Agreement permits holders of OP Units to redeem their OP Units for cash or, at our election, shares of our common stock on a one-for-one basis beginning one year after the date of issuance. We are the sole member of the General Partner and currently own approximately 87.3% of the OP Units in the Operating Partnership. Except as otherwise expressly provided in the Partnership Agreement, the General Partner has the exclusive power to manage and conduct the business of the Operating Partnership. Consequently, we, as the sole member of the General Partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of the Operating Partnership, as set forth in the Partnership Agreement.

Tax Protection Agreement

On November 26, 2019, the Company and the Operating Partnership entered into a tax protection agreement (the “Tax Protection Agreement”) with CTO and Indigo Group Ltd., a Florida limited partnership and a wholly-owned subsidiary of CTO (“Indigo”). Pursuant to the terms of the Tax Protection Agreement, if we dispose of any interest in the Contributed Properties (as defined below) in a taxable transaction within ten years of the IPO closing date, we will indemnify CTO and Indigo for any tax liabilities attributable to the built-in gain that exists with respect to such Contributed Properties as of the IPO closing date and the tax liabilities incurred as a result of such tax protection payment. Pursuant to the Tax Protection Agreement, it is anticipated that the total amount of protected built-in gain on the Contributed Properties and other assets is approximately $9.1 million. Such indemnification obligations could result in aggregate payments of up to $3.1 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available. The Tax Protection Agreement applies to the disposition of any interest in Alpine Valley Music Theater (East Troy, WI); Family Dollar (Lynn, MA); Hobby Lobby (Winston-Salem, NC); Cheddars (Jacksonville, FL); and Scrubbles (Jacksonville, FL) (each, a “Contributed Property” and, collectively, the “Contributed Properties”).

The tax indemnities described above will not apply to: (i) a disposition of a Contributed Property if such disposition constitutes a “like-kind exchange” under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) an involuntary conversion under Section 1033 of the Code or (iii) another transaction (including, but not limited to, a contribution of property that qualifies for the non-recognition of gain under Sections 721 or 351 of the Code or a merger or consolidation of the Operating Partnership with or into another entity that qualifies for taxation as a partnership for U.S. federal income tax purposes) if such transaction does not result in the recognition of taxable income or gain to CTO or Indigo with respect to its OP Units. In the case of the exception discussed in the preceding sentence, the tax protection then would apply to the replacement property (or the partnership interest) received in the transaction, to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for the applicable Contributed Property at the time of the Company’s formation transactions.

Ownership Limit Waiver

Our charter generally prohibits, with certain exceptions, any stockholder from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. We have granted a waiver to CTO to own up to 11% of the outstanding shares of our common stock in the aggregate.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Indemnification.”

PROPOSALS

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board has nominated directors John P. Albright, Mark O. Decker, Jr., Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Jeffrey S. Yarckin to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified.

Recommendation Regarding the Election of Directors

The Board recommends that you vote FOR electing the six named nominees as our directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the concurrence of the Board, has selected Grant Thornton, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2022, subject to ratification by our stockholders. We expect a representative of Grant Thornton to attend the annual meeting. This representative will have an opportunity to make a statement if he or she desires, and we expect the representative to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our charter or otherwise. However, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Recommendation Regarding Ratification of Appointment of Grant Thornton

The Board recommends that you vote FOR ratification of the appointment of Grant Thornton to be our auditors for the fiscal year ending December 31, 2022.

OTHER MATTERS

When Are Stockholder Proposals Due for the 2023 Annual Meeting?

In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be presented at the annual meeting to be held in 2023 must be received by us no later than December 8, 2022 for inclusion in the 2023 proxy materials. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at our 2023 annual meeting, the proposal must contain the information required by the Bylaws and be received by us in accordance with the Bylaws. Pursuant to the Bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than December 8, 2022 and not earlier than November 8, 2022; provided, however, in the event that the date of the 2023 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after May 19, 2023, in order for a proposal by a stockholder to be timely, such proposal must be delivered not earlier than the 150th day prior to the date of the 2023 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (1) the 120th day prior to the date of the 2023 annual meeting or (2) the tenth day following the date on which public announcement of the date of the 2023 annual meeting of stockholders is first made. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Internet Availability Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Internet Availability Notice, please notify us by (1) directing your written request to: Alpine Income Property Trust, Inc., 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114, Attn: Corporate Secretary or (2) contacting our Corporate Secretary at (386) 274-2202. Stockholders who currently receive multiple copies of the Internet Availability Notice at their address and would like to request “householding” of their communications should contact us as specified above.

Are there any other matters coming before the Annual Meeting?

Our management does not intend to bring any other matters before the Annual Meeting and knows of no other matters that are likely to come before the Annual Meeting. In the event that any other matters properly come before the Annual Meeting or any postponement of the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.

Availability of Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2021, including our audited financial statements for the fiscal year ended December 31, 2021, is being made available to you along with this proxy statement. You may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, without exhibits, by writing to us at Alpine Income Property Trust, Inc., 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114, Attention: Corporate Secretary, or by visiting our website at www.alpinereit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel and Corporate Secretary

Daytona Beach, FL

April 7, 2022

ALPINE INCOME PROPERTY TRUST, INC.

1140 N. WILLIAMSON BLVD., SUITE 140

DAYTONA BEACH, FL 32114

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PINE2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73948-P71044                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

ALPINE INCOME PROPERTY TRUST, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2023 Annual Meeting of Stockholders.

Nominees:

	01) John P. Albright	04) M. Carson Good
	02) Mark O. Decker, Jr.	05) Andrew C. Richardson
	03) Rachel Elias Wein	06) Jeffrey S. Yarckin

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and 2022 Proxy Statement, and the Annual Report on Form 10-K are available at www.proxyvote.com.

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D73949-P71044

ALPINE INCOME PROPERTY TRUST, INC.

Annual Meeting of Stockholders

May 19, 2022 4:00 P.M. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John P. Albright and Andrew C. Richardson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALPINE INCOME PROPERTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, Eastern Time on Thursday May 19, 2022, virtually at www.virtualshareholdermeeting.com/PINE2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on reverse side